Exhibit 99.1

[LETTERHEAD OF NOBLE ROMAN'S, INC.]


November 2, 2011


Timothy M. Riley
c/o Deutsche Bank Securities, inc.
280 Park Avenue
New York, NY  10017-1216


Dear Tim:

This letter follows-up on your telephone call to me on October 19, 2011. You raised a number of questions and asked me to get back to you within two weeks. You indicated in the conversation that you were part of a group that controlled a little over six million shares of Noble Roman's stock. As such, you wanted to see a plan for taking the company private.

After giving consideration to your questions and comments, we do not believe it is in the best interest of all of our shareholders for the company to pursue such a plan at this time. Of course, as appropriate we will continue from time to time to consider our strategic alternatives, including remaining an independent publicly held company, with a view to maximizing value for all of our shareholders while being prudent stewards of our shareholders' investment.

As you know, over the past two years we have focused intensively on adding take-n-bake locations in grocery stores, generating momentum in sales of franchises for non-traditional venues other than grocery stores, and defending the company against a meritless lawsuit brought by a group of disgruntled former franchisees for traditional venues. We believe that our efforts have produced tangible evidence of success, as follows:

     o Take-n-bake pizzas in grocery stores continue to expand. At the time we launched the take-n-bake program, we stated our belief that we could have approximately 1,000 locations by December 31, 2011. We believe we will have that number of locations either opened or under agreement by year-end - as of today we are near 950 locations.
     o We believe that we are making good progress on capitalizing on identified opportunities for growth in non-traditional franchises other than grocery stores. While there can be no assurance that it will materialize into franchise sales, we have a very good backlog of interested prospects for the future that we have worked hard to generate.
     o The lawsuit has been a major hindrance to the company as a result of the costs of defense, diversion of management's time from more productive activities and the challenges it created for marketing of franchises for non-traditional locations. Fortunately, we have successfully defended the company against the plaintiffs' fraud claims, as the court has ruled those claims to be without merit. The


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          remaining litigation consists primarily of our prosecuting counterclaims for damages against the former franchisees.

We acknowledge that, as a small publicly held company, we must incur substantial compliance costs without necessarily realizing significant benefits from having traded stock at any given point in time. Nonetheless, we are gratified by the positive feedback we have received from many of our shareholders who have stuck with us and by the addition of some new shareholders as management has sought to navigate through some difficult times.

We don't believe that our stock price yet reflects the progress we have made in positioning the company for future growth and profitability. A going private transaction would require substantial company financial and managerial resources and there is no certainty that it could be successfully executed. Accordingly, we have concluded that our shareholders' interests are best served at this time by staying on our current path and continuing to execute our primary strategies. In doing so, we continue to expand our menu offerings for the grocery store take-n-bake program and to make enhancements to our program for the non-traditional franchising.

We certainly appreciate your interest in Noble Roman's, however, for the reasons discussed above we respectfully decline your invitation to pursue a going private transaction at this time. Please be advised that the company reserves all of its legal rights in this matter and that federal securities laws impose important reporting and other obligations on principal shareholders who act in concert with respect to the ownership of their shares.


Very truly yours, NOBLE ROMAN'S, INC.


By /s/ Paul Mobley
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   Paul Mobley, Chairman and CEO













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